Exhibit 10.13

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (the “Agreement”) is made as of this 14th day of March, 2008, by and among Medidata Solutions, Inc., a Delaware corporation (together with any successor thereto, “Medidata”), and Shareholder Representative Services LLC, as representative (the “Shareholder Representative”) of the former holders of shares of capital stock of Fast Track Systems, Inc., a California corporation (“Fast Track”). Terms not otherwise defined herein shall have the meanings set forth in the Merger Agreement (as defined below).

WHEREAS, Medidata, Fast Track, the Shareholder Representative and FT Acquisition Corp., a California corporation and a wholly-owned subsidiary of Medidata (“Merger Sub”), have entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 13, 2008, providing for the merger of Merger Sub with and into Fast Track (the “Merger”), with Fast Track surviving the Merger as a wholly-owned subsidiary of Medidata;

WHEREAS, pursuant to the Merger Agreement, Medidata has agreed to grant the former holders of capital stock of Fast Track certain registration rights, on the terms and conditions set forth in this Agreement;

WHEREAS, Fast Track and the former holders of shares of Fast Track have requested and directed, pursuant to the Merger Agreement and the agreements and documents referred to therein, that the Shareholder Representative enter into this Agreement on the terms set forth below on their behalf, which terms of this Agreement have been reviewed and approved by Fast Track and such former shareholders and legal counsel of their choice acting on their behalf;

WHEREAS, it is a condition to the Closing under the Merger Agreement that the parties hereto execute and deliver this Agreement;

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

“Affiliate” of any Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the first mentioned Person. A Person shall be deemed to control another Person if such first Person possesses directly or indirectly the power to direct, or cause the direction of, the management and policies of the second Person, whether through the ownership of voting securities, by contract or otherwise.

“Commission” means the United States Securities and Exchange Commission, or any other federal agency at the time administering the Securities Act and the Exchange Act.

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“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Existing Investors” means the “Investors,” as such term is defined in the Existing Registration Rights Agreement.

“Existing Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement dated as of May 27, 2004 by and among Medidata and the Persons listed on the signature pages thereto.

“Holder” means a Person who was, immediately prior to the Effective Time, a holder of Company Capital Stock, Company Options or Company Warrants.

“Medidata Common Stock” means Medidata’s Common Stock, $0.01 par value per share, as authorized on the date of this Agreement and any other common equity securities now or hereafter issued by Medidata, and any other shares of stock issued or issuable with respect thereto (whether by way of a stock dividend or stock split or in exchange for or in replacement of or upon conversion of such shares or otherwise in connection with a combination of shares, recapitalization, merger, consolidation or other corporate reorganization).

“Person” means an individual, a corporation, a partnership, a joint venture, a trust, an unincorporated organization, a limited liability company, a government and any agency or political subdivision thereof.

“Registrable Securities” shall mean (a) any shares of Medidata Common Stock held by a Holder on the date hereof, (b) any shares of Medidata Common Stock subject to acquisition by a Holder upon conversion of any securities of Medidata held by such Holder on the date hereof that are convertible into or exercisable or exchangeable for Medidata Common Stock, and (c) any other securities issued and issuable with respect to any such shares described in clauses (a) and (b) above by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization; provided, however, that notwithstanding anything to the contrary contained herein, “Registrable Securities” shall not at any time include any securities (i) sold pursuant to an effective registration statement under the Securities Act, (ii) sold to the public pursuant to Rule 144 promulgated under the Securities Act or (iii) which could then be sold in their entirety pursuant to Rule 144 under the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, or any similar successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

2. Piggyback Registrations. If at any time or times after the date hereof (other than in connection with Medidata’s initial public offering) Medidata shall seek to register any shares of Medidata Common Stock under the Securities Act for sale to the public for its own account or on the account of others (except with respect to registration statements on Form S-4, Form S-8 or another form not available for registering the Registrable Securities for sale to the public), Medidata will promptly give written notice thereof to all Holders of Registrable Securities then holding 10,000 or more shares of Medidata Common Stock. The number of shares of Medidata

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Common Stock held by each holder shall be deemed to be the total number of shares of Medidata Common Stock then owned by such Holder, plus the total number of shares of Medidata Common Stock issuable to such Holder upon conversion of any convertible securities of Medidata held by such Holder or the exercise of any other vested options, warrants or subscription rights of Medidata then owned by such Holder. If within twenty (20) days after their receipt of such notice one or more Holders request the inclusion of some or all of the Registrable Securities owned by them in such registration, Medidata will use its reasonable best efforts to effect the registration under the Securities Act of such Registrable Securities. In the case of the registration of shares of capital stock by Medidata in connection with any underwritten public offering, if the underwriter(s) determines that marketing factors require a limitation on the number of Registrable Securities to be offered, then, subject to the following sentence, Medidata shall not be required to register Registrable Securities of the Holders in excess of the amount, if any, of shares of the capital stock which the principal underwriter of such underwritten offering shall reasonably and in good faith agree to include in such offering in addition to any amount to be registered for the account of Medidata. Subject to the preceding sentence, if any limitation of the number of shares of Registrable Securities to be registered by the Holders is required pursuant to this Section 2, the number of shares to be excluded from such registration shall be determined in the following sequence: (i) first, securities sought to be included by any Persons not having any contractual, incidental “piggyback” rights, (ii) second, securities sought to be included by any Persons (other than the Holders or the Existing Investors) having contractual, incidental “piggyback” rights pursuant to an agreement which is not this Agreement or the Existing Registration Rights Agreement, (iii) third, Registrable Securities sought to be included by the Holders under this Section 2 as determined on a pro rata basis (based upon the respective holdings of Registrable Securities by such Holders) and (iv) fourth, Registrable Securities sought to be included by the Existing Investors pursuant to the Existing Registration Rights Agreement. Notwithstanding the foregoing provisions or any other provisions of this Agreement, Medidata may withdraw any registration statement referred to in this Section 2 without thereby incurring any liability to the Holders of Registrable Securities. The piggyback registration rights under this Section 2 shall apply only to Holders of Registrable Securities holding 10,000 or more shares of Medidata Common Stock on the date of the notice referenced in the first sentence of this Section 2 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like after the date of the Merger Agreement). For the avoidance of doubt, a Holder may aggregate his, her or its shares of Medidata Common Stock with the shares of Medidata’s Common Stock held by such Holder’s Affiliates for purposes of reaching such 10,000 share threshold.

3. Further Obligations of Medidata. Whenever Medidata is required hereunder to register any Registrable Securities, it agrees that it shall also do the following:

(a) Pay all expenses of such registrations and offerings (exclusive of underwriting fees, commissions, discounts and allowances) and the reasonable fees and expenses of not more than one independent counsel for the Holders in connection with any registrations hereunder;

(b) Use its reasonable best efforts to keep the registration statement filed with the Commission in connection with such offering effective until the Holder or Holders have completed the distribution described in the registration statement relating thereto (but for no

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more than 120 days or such lesser period in which all Registrable Securities registered pursuant thereto are sold) and to comply with the provisions of the Securities Act with respect to the sale of securities covered by said registration statement for such period;

(c) Furnish to each selling Holder such copies of each preliminary and final prospectus and such other documents as such Holder may reasonably request to facilitate the public offering of its Registrable Securities;

(d) Enter into any reasonable underwriting agreement required by the proposed underwriter, if any, in such form and containing such terms as are customary; provided, however, that no Holder shall be required to make any representations or warranties other than with respect to its title to the Registrable Securities and with respect to any written information provided by the Holder to Medidata, and if the underwriter requires that representations or warranties be made and that indemnification be provided, Medidata shall make all such representations and warranties and provide all such indemnities, including, without limitation, in respect of Medidata’s business, operations and financial information and the disclosures relating thereto in the prospectus;

(e) Use its reasonable best efforts to register or qualify the securities covered by said registration statement under the securities or “blue sky” laws of such jurisdictions as any selling Holder may reasonably request; provided, that Medidata shall not be required to register or qualify the securities in any jurisdictions in which such registration or qualification would require it to qualify to do business therein;

(f) Immediately notify each selling Holder, at any time when a prospectus relating to his, her or its Registrable Securities is required to be delivered under the Securities Act, of the happening of any event as a result of which such prospectus contains an untrue statement of a material fact or omits any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and, at the request of any such selling Holder, prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading, in light of the circumstances then existing;

(g) Cause all such Registrable Securities to be listed on each securities exchange or quotation system on which similar securities issued by Medidata are then listed or quoted;

(h) Otherwise use its reasonable best efforts to comply with the securities laws of the United States and other applicable jurisdictions and all applicable rules and regulations of the Commission and comparable governmental agencies in other applicable jurisdictions and make generally available to its holders, in each case as soon as practicable, but not later than forty-five (45) days after the close of the period covered thereby, an earnings statement of Medidata which will satisfy the provisions of Section 11(a) of the Securities Act;

(i) If the offering is underwritten, obtain and furnish to each selling Holder, immediately prior to the effectiveness of the registration statement and, at the time of delivery of

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any Registrable Securities sold pursuant thereto, (i) a legal opinion from Medidata’s outside counsel, and (ii) a cold comfort letter from Medidata’s independent public accountants, in each case in customary form and covering such matters of the type customarily covered by such opinions or cold comfort letters as the Holders of a majority of the Registrable Securities being sold may reasonably request; and

(j) Otherwise cooperate with the underwriter or underwriters, the Commission and other regulatory agencies and take all actions and execute and deliver or cause to be executed and delivered all documents necessary to effect the registration of any Registrable Securities hereunder.

4. Indemnification; Contribution.

(a) Incident to any registration of any Registrable Securities under the Securities Act pursuant to this Agreement, Medidata will indemnify and hold harmless each underwriter and each Holder who offers or sells any such Registrable Securities in connection with such registration statement (including such Holder’s partners (including partners of partners and stockholders of any such partners), and directors, officers, employees, representatives and agents of any of them (a “Selling Holder”), and each person who controls any of them within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (a “Controlling Person”)) from and against any and all losses, claims, damages, expenses and liabilities, joint or several (including any investigation, legal and other expenses incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted, as the same are incurred), to which they, or any of them, may become subject under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities arise out of or are based on (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement (including any related preliminary or definitive prospectus, or any amendment or supplement to such registration statement or prospectus), (ii) any omission or alleged omission to state in such document a material fact required to be stated in it or necessary to make the statements in it not misleading, or (iii) any violation by Medidata of the Securities Act, any state securities or “blue sky” laws or any rule or regulation thereunder in connection with such registration; provided, however, that Medidata will not be liable to the extent that such loss, claim, damage, expense or liability arises from and is based on an untrue statement or omission or alleged untrue statement or omission made in reliance on and in conformity with information furnished in writing to Medidata by such underwriter, Selling Holder or Controlling Person expressly for use in such registration statement. With respect to such untrue statement or omission or alleged untrue statement or omission in the information furnished in writing to Medidata by such Selling Holder expressly for use in such registration statement, such Selling Holder will indemnify and hold harmless each underwriter, Medidata (including its directors, officers, employees, representatives and agents) and each other Holder (including such Holder’s partners (including partners of partners and stockholders of such partners) and directors, officers, employees, representatives and agents of any of them, and each person who controls any of them within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), from and against any and all losses, claims, damages, expenses and liabilities, joint or several, to which they, or any of them, may become subject under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise to the same extent

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provided in the immediately preceding sentence. In no event, however, shall the liability of a Selling Holder for indemnification under this Section 4(a) exceed the net proceeds received by such Selling Holder from its sale of Registrable Securities under such registration statement.

(b) If the indemnification provided for in Section 4(a) above for any reason is held by a court of competent jurisdiction to be unavailable to an indemnified party in respect of any losses, claims, damages, expenses or liabilities referred to therein, then each indemnifying party under this Section 4, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, expenses or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by Medidata, the Selling Holders and the underwriters from the offering of the Registrable Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of Medidata, the Selling Holders and the underwriters in connection with the statements or omissions which resulted in such losses, claims, damages, expenses or liabilities, as well as any other relevant equitable considerations The relative benefits received by Medidata, the Selling Holders and the underwriters shall be deemed to be in the same respective proportions that the net proceeds from the offering received by Medidata and the Selling Holders and the underwriting discount received by the underwriters, in each case as set forth in the table on the cover page of the applicable prospectus, bear to the aggregate public offering price of the Registrable Securities. The relative fault of Medidata, the Selling Holders and the underwriters shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by Medidata, the Selling Holders or the underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

Medidata, the Selling Holders, and the underwriters agree that it would not be just and equitable if contribution pursuant to this Section 4(b) were determined by pro rata or per capita allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. In no event, however, shall a Selling Holder be required to contribute any amount under this Section 4(b) in excess of the net proceeds received by such Selling Holder from its sale of Registrable Securities under such registration statement. No person found guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not found guilty of such fraudulent misrepresentation.

(c) The amount paid by an indemnifying party or payable to an indemnified party as a result of the losses, claims, damages and liabilities referred to in this Section 4 shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim, payable as the same are incurred. The indemnification and contribution provided for in this Section 4 will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified parties or any officer, director, employee, agent or Controlling Person of the indemnified parties. No indemnifying party, in the defense of any such claim or litigation, shall enter into a consent of entry of any judgment or enter into a settlement without the consent of the indemnified party, which consent will not be unreasonably withheld.

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(d) Notwithstanding the foregoing, to the extent the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with an underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

5. Rule 144 and Rule 144A Requirements. In the event that Medidata becomes subject to Section 13 or Section 15(d) of the Exchange Act, Medidata shall use its reasonable best efforts to take all action as may be required as a condition to the availability of Rule 144 or Rule 144A under the Securities Act (or any successor or similar exemptive rules hereafter in effect). Medidata shall furnish to any Holder, within fifteen (15) days of a written request, a written statement executed by Medidata as to the steps it has taken to comply with the current public information requirement of Rule 144 or Rule 144A or such successor rules.

6. Miscellaneous.

(a) Restrictive Legend. Each certificate representing Registrable Securities shall be stamped or otherwise imprinted with a legend substantially in the following form:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS IT HAS BEEN REGISTERED UNDER SUCH ACT AND ALL SUCH APPLICABLE LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.”

(b) Amendments, Waivers and Consents. For the purposes of this Agreement and all agreements executed pursuant hereto, no course of dealing between or among any of the parties hereto and no delay on the part of any party hereto in exercising any rights hereunder or thereunder shall operate as a waiver of the rights hereof and thereof. This Agreement may not be amended or modified or any provision hereof waived without the written consent of Medidata and the Shareholder Representative.

(c) Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Delaware without regard to the principles thereof relating to conflict of laws.

(d) Section Headings and Gender. The descriptive headings in this Agreement have been inserted for convenience only and shall not be deemed to limit or otherwise affect the construction of any provision hereof. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter, and vice versa, as the context may require.

(e) Counterparts. This Agreement may be executed simultaneously in any number of counterparts (including by facsimile or pdf), each of which when so executed and delivered shall be taken to be an original, but such counterparts shall together constitute but one and the same document.

(f) Notices and Demands. All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to have

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been duly given if personally delivered or if sent by nationally-recognized overnight courier, by telecopy, or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

(i)	if to Medidata, to:

Medidata Solutions, Inc.

79 Fifth Avenue

New York, New York 10003

Telephone: 212-918-1800

Attention: General Counsel

Fax: 212-466-4177

with a copy to:

Fulbright & Jaworski LLP

666 Fifth Avenue

New York, New York 10103

Telephone: 212-318-3400

Attention: Paul Jacobs, Esq.

Fax: 212-318-3400

(ii)	if to the Shareholder Representative, to:

Shareholder Representative Services LLC

999 18th Street, Suite 1825

Denver, CO 80202

Attention: Managing Director

Fax: 720-306-3015

and

(iii) if to a Holder, at the mailing address for notice as set forth in the books and records of Medidata, or at any other address designated by a Holder to Medidata in writing.

Any such notice or communication shall be deemed to have been received (i) in the case of personal delivery, on the date of such delivery if a business day or, if not a business day, the next succeeding business day, (ii) in the case of nationally-recognized overnight courier, on the next business day after the date when sent, (iii) in the case of telecopy transmission, when received if a business day or, if not a business day, the next succeeding business day, and (iv) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted.

(g) Severability; Assignment. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be deemed prohibited or invalid under such applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity,

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and such prohibition or invalidity shall not invalidate the remainder of such provision or the other provisions of this Agreement. The rights and obligations of the parties hereunder are not assignable.

(h) Integration. This Agreement and the Merger Agreement, including the exhibits, documents and instruments referred to herein or therein, constitutes the entire agreement, and supersedes all other prior or contemporaneous agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have caused this Registration Rights Agreement to be duly executed as of the date first set forth above.

MEDIDATA SOLUTIONS, INC.

By:	/s/ Tarek Sherif
Name:	Tarek Sherif
Title:	Chief Executive Officer

SHAREHOLDER REPRESENTATIVE SERVICES LLC, as Shareholder Representative

By:	/s/ Mark A. Vogel
Name:	Mark A. Vogel
Title:	Managing Director